Exhibit  I

                             to

                        Schedule  13G


One of the persons filing this statement is a parent holding company. The relevant subsidiary, IDS Financial Corporation, a Delaware Corporation, is registered as an investment advisor under section 203 of the Investment Advisors Act of 1940.